UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 31, 2010

UV FLU TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified in Charter)

Nevada	000-53306	98-0496885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1694 Falmouth Road, Suite 125 Centerville, Massachusetts	02632-2933
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (780) 691-1188

Former name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          Resignation of Officers and Directors

On December 31, 2010, Mr. Glenn Bushee resigned as a Director of UV Flu Technologies, Inc. (the “Company”).

(d)          Appointment of Director

On December 31, 2010, the Board of Directors of the Company appointed  Mr. Thomas J. Mahowald to the Board of Directors of the Company.  From 2009 to the present, Mr. Mahowald has served as the Vice President, Sales & Marketing of Pike Research Group, a global leader in Cleantech market research.  From 2004 to 2008, Mr. Mahowald served as Principal of Encompass Technology Partners, a business development firm specializing in strategic planning and sales strategy, product branding and  positioning, merchandising, and global sales channel development, including e-commerce.  From 1996 to 2004, Mr. Mahowald served as Vice President of Sales, Major Accounts for International Data Corporation, a global provider of market intelligence, advisory services, and events for the information technology, telecommunications, and consumer technology markets.  Prior to 1996, Mr. Mahowald’s served as Vice President, Sales for Studio Solutions, Inc. from 1991 to 1996; Director of International Marketing for Precision Visuals, Inc. from 1983 to 1991; and International Sales Manager for the Satellite Communication Division of Harris Corporation form 1981 to 1983.  Mr. Mahowald received his M.B.A in International Management from the Thunderbird School of Global Management in 1981 and his B.S. in Finance and Accounting from the University of Colorado at Boulder in 1977.

Mr. Mahowald has not previously held any positions with the Company.  Mr. Mahowald has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  There is no arrangement or understanding between Mr. Mahowald and any other persons pursuant to which Mr. Mahowald  was selected as a Director.  Mr. Mahowald has not been named or, at the time of this Current Report, is not expected to be named to any committee of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UV FLU TECHNOLOGIES, INC.
a Nevada Corporation

Dated: January 3, 2011	/s/ John J. Lennon
John J. Lennon
President, Chief Executive Officer and Chief Financial Officer

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